News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for May 2024 and Announces Production Costs in Excess of Proceeds

DALLAS, Texas, May 20, 2024 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the Trust’s subject interests (“Subject Interests”) during the month of May 2024, as well as lower natural gas pricing. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting period are due primarily to a significant increase in lease operating expenses associated with Hilcorp San Juan L.P.’s (“Hilcorp”) 2024 capital project plan.

Hilcorp reported $3,161,533 of total revenue from the Subject Interests for the production month of March 2024, consisting of $2,855,791 of gas revenues and $305,742 of oil revenues. For the Subject Interests, Hilcorp reported $3,593,830 of production costs for the production month of March 2024, consisting of $2,947,024 of lease operating expenses, $380,082 of severance taxes, and $266,724 of capital costs.

Cash reserves will be utilized to pay Trust administrative expenses of $252,481. Hilcorp will charge the excess production costs of approximately $432,297 gross ($324,223 net to the Trust) to the next month’s distribution. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by Hilcorp, gas volumes for the subject interests for March 2024 totaled 1,909,338 Mcf (2,121,487 MMBtu), as compared to 1,759,503 Mcf (1,955,004 MMBtu) for February 2024. Dividing gas revenues by production volume yielded an average gas price for March 2024 of $1.50 per Mcf ($1.35 per MMBtu), as compared to an average gas price for February 2024 of $3.06 per Mcf ($2.75 per MMBtu).

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. To cover Trust expenses during any period of revenue shortfall, which has resulted and may continue to result from lower commodity prices and increased production costs under Hilcorp’s 2024 project plan for the Subject Interests, the Trustee increased the cash reserves in March and April of 2024, such that total cash reserves were $1.8 million as of April 30, 2024. This month, cash reserves of $249,344 will be utilized to pay Trust administrative expenses for May 2024, which will bring the balance of cash reserves maintained by the Trustee to $1,550,656. Prior to any future distributions to Unit Holders, the Trustee plans to replenish the cash reserves and continue to increase the cash reserves to $2.0 million.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is evidence of non-compliance.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: royaltytrustgroup@argenttrust.com